Exhibit 99.1

[Bank of the James Letterhead]

Bank of the James Financial Group, Inc. announces results of Bank of the James for 4th Quarter 2003

Lynchburg Va., January 22, 2004

Bank of the James Financial Group, Inc. (OTCBB:BOJF) announced the results of its wholly-owned subsidiary, Bank of the James, for the quarter ended December 31, 2003 (quarterly results unaudited). As of January 1, 2004, Bank of the James Financial Group, Inc. is the holding company for Bank of the James. Bank of the James Financial Group has no other subsidiaries.

Bank of the James Financial Group, Inc. reported today that Bank of the James had total net income after tax of $314,000 or $0.34 per basic share for the quarter ending December 31, 2003 as compared with net income of $290,000 or $0.31 per share for the same period a year ago. Return on average assets and return on average equity for the quarter ended December 31, 2003 were 0.90% and 11.08% respectively.

For the full year ended December 31, 2003 Bank of the James’ net income was $1,416,000 or $1.51 per basic share compared with net income of $814,000 or $0.87 per basic share for the year ended December 31, 2002. Return on average assets and return on average equity for the year ended December 31, 2003 were 1.14% and 13.20% respectively.

Bank of the James’ net interest income for 2003 increased $1,514,000 to $5,485,000 or 38.1% from net interest income of $3,971,000 in 2002. The growth in net interest income was due to the increase in average interest-earning assets which was the result of growth in the loan and investment portfolios funded by the growth in deposits and an increase in the net interest margin. The net interest margin increased to 4.68% in 2003 from 4.31% in 2002.

Bank of the James had total assets as of December 31, 2003 of $145,011,000 compared to $114,071,000 at the end of the same period in 2002, an increase of $30,940,000 or 27.1%. The increase may be attributed to strong deposit growth from $103,509,000 for the period ended December 31, 2002 to $133,485,000 at the end of the same period, 2003, for an increase of 29.0%.

Bank of the James’ loans, net of unearned income, increased from $85,750,000 as of December 31, 2002 to $114,603,000 as of December 31, 2003, an increase of 33.7%. This increase can be attributed to a low interest rate environment that made borrowing more attractive to the Bank’s customers, the Bank’s increased presence in the market, and the Bank’s reputation for service. The loan loss provision of $1,451,000 represented 1.25% of total loans at the end of the fourth quarter, 2003. Management deems this provision to be adequate.

Bank of the James currently operates three full service locations in the Lynchburg, Virginia area and one mortgage division location. The Bank will open an additional branch located at 17000 Forest Rd. in Bedford County, Virginia in February 2004; the mortgage division will also relocate to 17000 Forest Rd. at this time. As of January 1, 2004, Bank of the James is a wholly owned subsidiary of Bank of the James Financial Group, Inc. Bank of the James Financial Group, Inc. common stock is quoted on the Over The Counter Bulletin Board under the symbol “BOJF” (some web sites require BOJF.OB to quote).

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Cautionary Statement Regarding Forward-Looking Statements

This press release report contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. The Bank undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by the Bank. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in Bank of the James’ filings with the Federal Reserve Board.

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Bank of the James

(000’s) except ratios and percent data

audited

	Three months ending			Year to date
Selected Data:	Dec 31, 2003	Dec 31, 2002	Change	Dec 31, 2003	Dec 31, 2002	Change
Interest income	$2,056	$1,819	13.03%	$7,754	$6,522	18.89%
Interest expense	561	658	-14.74%	2,269	2,551	-11.05%
Net Interest income	1,495	1,161	28.77%	5,485	3,971	38.13%
Provision for loan losses	118	136	-13.24%	552	624	-11.54%
Noninterest income	325	419	-22.43%	1,626	1,380	17.83%
Noninterest expense	1,228	1,004	22.31%	4,405	3,493	26.11%
Income taxes	160	150	6.67%	738	420	75.71%
Net income	314	290	8.28%	1,416	814	73.96%
Basic net income per share	$0.34	$0.31	$0.03	$1.51	$0.87	$0.64
Fully diluted net income per share	$0.31	$0.30	$0.01	$1.47	$0.85	$0.62
Book value per share	—	—	—	$12.09	$10.66	$1.43

Balance Sheet at period end:	Dec 31, 2003	Dec 31, 2002	Change	Dec 31, 2002	Dec 31, 2001	Change
Loans, net	$114,603	$85,750	33.65%	$85,750	$63,848	34.30%
Total securities	14,956	16,478	-9.24%	16,478	5,962	176.38%
Total deposits	133,485	103,509	28.96%	103,509	66,189	56.38%
Stockholders’ equity	11,309	9,973	13.40%	9,973	9,121	9.34%
Total assets	145,011	114,071	27.12%	114,071	75,587	50.91%

	Three months ending			Year to date
Daily averages:	Dec 31, 2003	Dec 31, 2002	Change	Dec 31, 2003	Dec 31, 2002	Change
Loans, net	$108,899	$82,679	31.71%	$100,522	$75,447	33.24%
Total securities	12,600	14,536	-13.32%	11,508	9,695	18.70%
Total deposits	126,813	100,910	25.67%	112,320	87,579	28.25%
Stockholders’ equity	11,247	9,909	13.50%	10,729	9,518	12.72%
Interest earning assets	130,791	104,989	24.58%	117,089	92,166	27.04%
Interest bearing liabilities	110,692	88,053	25.71%	97,948	76,658	27.77%
Total Assets	138,286	111,328	24.21%	123,954	97,459	27.19%

	Three months ending			Year to date
Financial Ratios:	Dec 31, 2003	Dec 31, 2002	Change	Dec 31, 2003	Dec 31, 2002	Change
Return on average assets	0.90%	1.03%	(0.13)	1.14%	0.84%	0.31
Return on average equity	11.08%	11.61%	(0.53)	13.20%	8.55%	4.65
Net Interest Margin	4.53%	4.39%	0.15	4.68%	4.31%	0.38
Efficiency ratio	67.47%	63.54%	3.93	61.95%	65.28%	(3.33)
Average Equity to average assets	8.13%	8.90%	(0.77)	8.66%	9.77%	(1.11)

	Three months ending			Year to date
Allowance for loan losses:	Dec 31, 2003	Dec 31, 2002	Change	Dec 31, 2003	Dec 31, 2002	Change
Beginning balance	$1,376	$1,102	24.86%	$1,081	$747	44.71%
Provision for losses	118	136	-13.24%	552	624	-11.54%
Charge-offs	(62)	(172)	-63.95%	(263)	(308)	-14.61%
Recoveries	19	15	26.67%	81	18	350.00%
Ending balance	1,451	1,081	34.23%	1,451	1,081	34.23%

Nonperforming assets:	Dec 31, 2003	Dec 31, 2002	Change	Dec 31, 2003	Dec 31, 2002	Change
Nonaccrual loans	85	42	102.38%	42	159	-73.58%
Restructured loans	none	none	—	none	none	—
Total nonperforming loans	85	42	102.38%	42	159	-73.58%
Other real estate owned	none	none	—	none	111	-100.00%
Total nonperforming assets	85	42	102.38%	42	270	-84.44%

Asset quality ratios:	Dec 31, 2003	Dec 31, 2002	Change	Dec 31, 2003	Dec 31, 2002	Change
Nonperforming loans to total loans	0.07%	0.05%	0.02	0.05%	0.25%	(0.20)
Allowance for loan losses to total loans	1.25%	1.24%	0.01	1.24%	1.16%	0.09
Allowance for loan losses to nonperforming loans	1707.06%	2573.81%	(866.75)	2573.81%	469.81%	2,104.00